 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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WEST BANCORPORATION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEST BANCORPORATION, INC.

NOTICE OF ANNUAL STOCKHOLDERS' MEETING TO BE HELD APRIL 28, 2016

Dear Fellow Stockholders:

The West Bancorporation, Inc. (the "Company") Annual Meeting of Stockholders will be held in the David L. Miller Conference Center at the Company's headquarters located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 28, 2016, at 4:00 p.m. Central Time.  We will review the progress of the Company and answer questions during the meeting.  If a quorum of stockholders is represented at the meeting, in person or by proxy, the following matters will be presented for votes:

Item 1.	The election of the 13 directors nominated in the proxy statement to serve as the Board of Directors until the next Annual Meeting and until their successors are elected and have been qualified;

Item 2.	The approval, on a nonbinding basis, of the 2015 compensation of the named executive officers disclosed in the proxy statement;

Item 3.	The ratification of the appointment of RSM US LLP (formerly named McGladrey LLP) as the independent registered public accounting firm for the Company for the year ending December 31, 2016; and

Item 4.	All other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on February 19, 2016, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.  A list of stockholders entitled to notice will be available for inspection, upon written request, at the Company's headquarters located at 1601 22nd Street, West Des Moines, Iowa, beginning two business days after this notice is first mailed.

Whether or not you expect to attend the Annual Meeting, in order to make sure your vote is received, please complete and return the enclosed proxy card or vote your proxy via the internet as instructed on the proxy card.  A prompt response would be appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to be held on April 28, 2016:

Copies of the documents included in this mailing, including the proxy statement, Form 10-K and summary annual report, are also available at www.snl.com/irweblinkx/docs.aspx?iid=1021570.

We hope you will personally attend the Annual Meeting, and we look forward to seeing you there.  Thank you for your interest in our Company.

For the Board of Directors,

 /s/ David R. Milligan

David R. Milligan
Chairman
West Bancorporation, Inc.

March 3, 2016

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PROXY STATEMENT

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Proxy Statement Table of Contents

WEST BANCORPORATION, INC.

1601 22nd Street
West Des Moines, Iowa  50266

PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 28, 2016

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors (the "Board") of West Bancorporation, Inc. (the "Company") of proxies to be used at the 2016 Annual Meeting of Stockholders (the "Annual Meeting"). The meeting will be held in the David L. Miller Conference Center at the Company's headquarters located at 1601 22nd Street, West Des Moines, Iowa, on April 28, 2016, at 4:00 p.m. Central Time, and at any and all adjournments thereof.  Copies of the Company's 2015 summary annual report to stockholders and Form 10-K containing the annual report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2015, accompany this proxy statement.  This proxy statement, form of proxy, and other accompanying materials are first being mailed to stockholders on or about March 3, 2016.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is a document, also referred to as a "proxy card," on which you authorize someone else to vote for you in the way that you want to vote. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. You may also choose to abstain from voting.

What is a proxy statement?

A proxy statement is a document required by the Securities and Exchange Commission (the "SEC") that, among other things, explains the items on which you are asked to vote on the proxy card.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you were a stockholder of record of the Company at the close of business on February 19, 2016 (the "Record Date"). As a stockholder of record on the Record Date, you are entitled to vote at the Annual Meeting. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning those matters to assist you in making an informed decision on each matter.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth in the proxy card, you appoint the proxy holders designated on the proxy card as your representatives at the meeting. The proxy holders will vote your shares as you have instructed, thereby ensuring your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you instruct the proxies how to vote your shares in advance of the meeting just in case your plans change.

What if I receive more than one proxy card?

You will receive more than one proxy card if you have multiple holdings reflected in our stock transfer records or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

Proxy Statement Table of Contents

What matters will be voted on at the meeting?

You are being asked to vote on the following matters proposed by our Board of Directors:

(1)	the election of 13 directors;

(2)	the nonbinding proposal on the 2015 compensation of the named executive officers, commonly known as a "say-on-pay" proposal; and

(3)	the ratification of RSM US LLP as our independent registered public accounting firm for the 2016 fiscal year.

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on such matters in a manner they consider appropriate.

How do I vote?

After reviewing this document, please submit your proxy using any of the voting methods indicated on the proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the Annual Meeting, please submit your proxy card promptly in the enclosed envelope or through the internet by following the instructions on the proxy card.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted "FOR" all 13 nominees named in this proxy statement, "FOR" the say-on-pay proposal, and "FOR" the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the 2016 fiscal year.

If you are a beneficial owner and a broker or other fiduciary is the record holder of your shares (which is usually referred to as "street name" ownership), then you received this proxy statement from the record holder of the shares that you beneficially own. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder's responsibility to vote your shares in the manner you direct.

If you want to vote in person, please come to the Annual Meeting. We will distribute ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (i.e. in street name), you will need to arrange to obtain a legal proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the Annual Meeting, we ask that you complete and return your proxy card or vote via the internet in advance of the Annual Meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

If your broker holds your shares in its name and you have not provided voting instructions for your shares, your broker may choose to either leave your shares unvoted or vote your shares on certain "routine" matters on which the broker is deemed to have discretionary voting authority. The ratification of the appointment of an issuer's independent registered public accounting firm is considered a routine matter, while the election of directors and say-on-pay proposals are both considered nonroutine matters. Thus, if you do not provide instructions to your broker as to how it should vote the shares beneficially owned by you, your broker will be able to vote on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm but will not be permitted to vote on the election of directors or say-on-pay proposal. If your broker does not receive instructions from you on how to vote on a particular matter on which your broker does not have discretionary authority to vote, your broker will return the proxy to us indicating the broker does not have authority to vote on these matters. This is referred to as a "broker non-vote" with respect to the nonroutine matters and will affect the outcome of the voting as described below under "What options do I have in voting on each of the proposals?" Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters brought before the Annual Meeting.

If I hold shares in the West Bancorporation Employee Savings and Stock Ownership Plan, who votes my shares?

If you are a holder of stock in the Company's Employee Savings and Stock Ownership Plan (the "Plan"), you can direct the Trustee of the Plan how to vote the number of shares you hold in the Plan for each proposal included in this proxy statement. If you do not provide timely voting directions to the Trustee, then the Trustee shall vote the shares held for your benefit in the same proportion as those shares of stock held in the Plan for which the Trustee has received proper directions for voting.

Proxy Statement Table of Contents

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close for the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, Attn: Proxy Dept.;

•	timely submitting another proxy via the internet, if that is the method you originally used to submit your proxy;

•	sending notice to us at the address below that you are revoking your proxy; or

•	voting in person at the meeting.

All written notices of revocation and other written communications with respect to revocation of proxies should be sent to West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266, Attention: Corporate Secretary. If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

How many votes do we need to hold the Annual Meeting?

A majority of the outstanding shares entitled to vote as of the Record Date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting; or

•	has properly submitted a signed proxy card or other form of proxy (through the internet).

On the Record Date, there were 16,064,435 shares of common stock issued and outstanding, all of which were entitled to vote. Therefore, at least 8,032,218 shares need to be present, in person or by proxy, at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee at the discretion of the proxy holders. Proxies cannot be voted for more than 13 nominees. We have no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

The directors are elected by a plurality, and the 13 nominees receiving the greatest number of votes cast "FOR" their election will be elected as directors of the Company. Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast.

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the 2015 compensation of the named executive officers and the ratification of the appointment of RSM US LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2016. The vote on our executive compensation is advisory and is not binding on the directors of the Company. However, the Compensation Committee of the Board will consider stockholder votes in establishing our compensation plans for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether a quorum is present. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be presented for a vote at the Annual Meeting.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Proxy Statement Table of Contents

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, our officers, directors or employees, without extra compensation, may solicit proxies in person, via email or by telephone. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSALS FOR ANNUAL MEETING

Item 1. Election of Directors.

The Company's Bylaws provide that the number of directors of the Company shall not be less than 5 nor greater than 15. The Board currently consists of 14 members.  On April 28, 2015, Dr. Thomas A. Carlstrom informed the Chairman of the Company of his intention to retire from the Board and therefore not stand for re-election to the Board at the Annual Meeting. As a result, his directorship will end at the Annual Meeting, and the Board has taken action to reduce the number of directors following the Annual Meeting to 13. Proxies cannot be voted for more than 13 persons.

The term for directors is until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacitation.

The Board recommends a vote "FOR" each of the nominees listed in the table below.

Properly executed proxies in the accompanying form will be voted "FOR" the election of the listed individuals, unless contrary instructions are given.  If any nominee or nominees shall become unavailable for election, it is intended that the size of the Board will be reduced accordingly, provided that the number of nominees shall not be less than five.  Any stockholder has the option to withhold authority to vote for any or all nominees.  Votes withheld from any nominee have no legal effect on the election of directors due to the fact that such elections are by a plurality of the votes cast.

Proxy Statement Table of Contents

Information concerning the nominees, including their ages, year first elected as a director of West Bancorporation, Inc., and business experience during the previous five years as of February 19, 2016, is set forth in the table and narrative description of each director's experience below.  All the nominees are currently serving as directors of the Company and as directors of the Company's wholly-owned subsidiary, West Bank.

Name (Age)	Has Served as Director Since	Principal Occupation and/or Position with Company and West Bank and Location
Frank W. Berlin (Age 70)	1995	Consultant, Frank W. Berlin & Associates, and Director of the Company and West Bank West Des Moines, Iowa
Joyce A. Chapman (Age 71)	2009	Retired and Director of the Company and West Bank Des Moines, Iowa
Steven K. Gaer (Age 55)	2011	Chief Operating Officer and General Counsel, R&R Realty Group, and Director of the Company and West Bank West Des Moines, Iowa
Michael J. Gerdin (Age 46)	2013	Chairman and Chief Executive Officer, Heartland Express, Inc., and Director of the Company and West Bank North Liberty, Iowa
Kaye R. Lozier (Age 70)	2009	Owner and President of Lozier Consulting, and Director of the Company and West Bank Des Moines, Iowa
Sean P. McMurray (Age 48)	2013	Chief Executive Officer, AgSolver, Inc., and Director of the Company and West Bank Clive, Iowa
David R. Milligan (Age 68)	2009	Chairman and Director of the Company and Director of West Bank West Des Moines, Iowa
George D. Milligan (Age 59)	2005	President, The Graham Group, Inc., and Director of the Company and West Bank Des Moines, Iowa
David D. Nelson (Age 55)	2010	Chief Executive Officer, President and Director of the Company; Chairman, Chief Executive Officer and Director of West Bank West Des Moines, Iowa
James W. Noyce (Age 60)	2009	Interim Chief Executive Officer of the YMCA of Greater Des Moines, and Director of the Company and West Bank West Des Moines, Iowa
Robert G. Pulver (Age 68)	1984	President and Chief Executive Officer, All-State Industries, Inc., and Director of the Company and West Bank West Des Moines, Iowa
Lou Ann Sandburg (Age 67)	2011	Retired and Director of the Company and West Bank Clive, Iowa
Philip Jason Worth (Age 44)	2013	Sales Manager, Gilcrest/Jewett Lumber Company, and Director of the Company and West Bank West Des Moines, Iowa

The particular experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director are as follows:

Frank W. Berlin has served as a director of West Bank since 1995.  Mr. Berlin is a consultant and former President of Frank W. Berlin & Associates, a West Des Moines company specializing in employee benefits.  He also has extensive knowledge and experience with executive compensation programs.

Joyce A. Chapman has served as a director of West Bank since 1975.  Mrs. Chapman served as an officer of West Bank from 1971 until she retired as Executive Vice President in 2006.  During her career at West Bank, she served in a variety of capacities, covering virtually all aspects of bank administration and operation.  Mrs. Chapman is also a board member of the public company American Equity Investment Life Holding Company of West Des Moines, Iowa.  She has extensive knowledge and experience with bank practices and procedures.

Proxy Statement Table of Contents

Steven K. Gaer has served as a director of West Bank since 2011. Mr. Gaer is Chief Operating Officer and General Counsel for R&R Realty Group, central Iowa's largest commercial real estate development, management and investment company. He has extensive knowledge of commercial real estate structuring, development, financing and underwriting. He is also currently serving as the Mayor of the City of West Des Moines, Iowa, a position he has held since April 2007. Mr. Gaer is also serving on the following boards: Greater Des Moines Partnership; Regional Economic Development Board; Metropolitan Planning Organization; and the County Assessor Boards for Polk, Dallas, Madison and Warren counties.

Michael J. Gerdin has served as a director of West Bank since 2013. Mr. Gerdin is the Chairman and Chief Executive Officer of Heartland Express, Inc., which is a publicly traded company that is a short-to-medium haul truckload carrier with corporate headquarters in North Liberty, Iowa. From 1998 to 2001, he was President of A&M Express, a wholly-owned subsidiary of Heartland Express. In 2001, Mr. Gerdin was appointed as Vice President of Regional Operations, and in 2006 he was appointed as President of Heartland Express, Inc. He became Chairman and Chief Executive Officer in 2011. Mr. Gerdin has familiarity with the eastern Iowa business community and has extensive experience in a public company environment.

Kaye R. Lozier has served as a director of West Bank since 2005.  Mrs. Lozier is the owner and President of Lozier Consulting and served as the Director of Donor Relations for the Community Foundation of Greater Des Moines until June 2015.  She is involved in the Des Moines area, serving on the Executive Committee of Restoration Ingersoll and Chair of the Terrace Hill Commission.

Sean P. McMurray has served as a director of West Bank since 2013. Mr. McMurray currently serves as Chief Executive Officer of AgSolver, Inc., a technology company, a position he has held since 2014. Mr. McMurray founded DataVision Resources and served as the Chief Executive Officer for 15 years until DataVision Resources was acquired by Equifax, Inc. in 2011. Mr. McMurray served as a Senior Vice President at Equifax, Inc. until May 2013. Mr. McMurray served as the Chairman of SmartyPig, LLC until its sale in November 2015. Previously, he was the Chief Technology Officer of SmartyPig, LLC and was principally responsible for managing the integration with SmartyPig, LLC partner banks. This included satisfying all regulatory and compliance issues, monitoring risk and security during and after integration, and designing accounting and tax solutions for the financial aspects of SmartyPig, LLC. He has also helped to build and design the business platform for Businessolver, LLC, where he serves as an owner and board member. Mr. McMurray has extensive knowledge about technology relevant to the financial services industry.

David R. Milligan has served as a director of West Bank since 2000.  Mr. Milligan has served as Chairman of the Company since April 2010.  Mr. Milligan joined West Bank in 1980 and served in various capacities, including General Counsel.  He retired as Executive Vice President of the Company and as Chairman and Chief Executive Officer of West Bank on December 31, 2004.  He served as a director of the Company from 2002 through 2004, and as Vice Chairman of West Bank until December 2006.  He was a self-employed attorney and “Of Counsel” with Ahlers & Cooney, P.C. of Des Moines, Iowa, from March 2007 through February 2009.  Mr. Milligan resumed part-time employment with West Bank in February 2009 and full-time employment in May 2009.  Mr. Milligan was elected interim Chief Executive Officer of the Company and interim Chief Executive Officer and Chairman of West Bank in July 2009 and served in those positions until April 1, 2010.  He then served as Executive Vice President of West Bank from April 1, 2010 through April 30, 2010. He has extensive knowledge of bank regulatory matters, loan portfolio management and corporate governance.

George D. Milligan has served as a director of West Bank since 1994.  Mr. Milligan is President of the Graham Group, Inc., a Des Moines, Iowa-based real estate development and investment company.  He has extensive knowledge of commercial real estate financing and underwriting.  He is also a board member of the public company United Fire & Casualty Company of Cedar Rapids, Iowa.

David D. Nelson has served as a director of West Bank since 2010. Mr. Nelson joined the Company on April 1, 2010, as Chief Executive Officer and President and as Chairman and Chief Executive Officer of West Bank. Mr. Nelson has more than 30 years of experience in commercial banking.  Prior to joining the Company, he was the President of Southeast Minnesota Business Banking and President of Wells Fargo Bank Rochester in Rochester, Minnesota.  He has strong backgrounds in customer relationship building, credit and leadership development.

Proxy Statement Table of Contents

James W. Noyce has served as a director of West Bank since 2009.  Mr. Noyce currently serves as the interim Chief Executive Officer of the YMCA of Greater Des Moines. Mr. Noyce has over three decades of experience in the financial services industry, and previously served as the Chief Executive Officer of FBL Financial Group, Inc., a publicly traded financial services company, and Farm Bureau Financial Services Companies from January 2007 through April 2009, and Chief Financial Officer from January 1996 through December 2006.  Prior to that, Mr. Noyce held various positions with FBL Financial Group, Inc. and Farm Bureau Financial Services Companies, including Controller and Vice President.  He served on the Advisory Committee to Farm Bureau Bank for approximately seven years until May 2009.  Mr. Noyce served as the Senior Advisor and Major Gifts Officer for Drake University Athletics from August 2009 to November 2010.  Mr. Noyce is a board member of the public company United Fire & Casualty Company of Cedar Rapids, Iowa.  He is an audit committee financial expert and serves as Chair of the Audit Committee.  Mr. Noyce is a Certified Public Accountant (inactive), a Fellow of the Casualty Actuarial Society and an Associate of the Society of Actuaries.

Robert G. Pulver has served as a director of West Bank since 1981.  He also served as Vice Chairman of the Board from July 2009 until April 2014.  Mr. Pulver is the President and Chief Executive Officer of All-State Industries, Inc., an industrial rubber products manufacturer, which he founded and has operated for 40 years.

Lou Ann Sandburg has served as a director of West Bank since 2011. Mrs. Sandburg served as Vice President of Investments at FBL Financial Group, Inc., a publicly traded financial services company, from 1998 until her retirement in 2008. From 1980 through 1998, Mrs. Sandburg managed various fixed-income portfolios at FBL Financial Group, Inc. Mrs. Sandburg is a chartered financial analyst.

Philip Jason Worth has served as a director of West Bank since 2011. Mr. Worth grew up in West Des Moines, Iowa, and has been working in the family business, Gilcrest/Jewett Lumber Company since 1999 and is currently the sales manager. Gilcrest/Jewett Lumber Company was founded in 1856, and Mr. Worth represents the sixth generation of ownership. The company supplies building materials to general contractors and homeowners in central and eastern Iowa and employs 290 people at four retail locations. The company focuses on building strong, lasting relationships, extending and managing its own credit, and staying active in the communities it serves. Mr. Worth has extensive knowledge of the real estate construction business in the Company's primary markets.

As noted above, with the exception of Mrs. Chapman, who is a director of American Equity Investment Life Holding Company, Mr. Gerdin, who is a director of Heartland Express, Inc., Mr. G. Milligan, who is a director of United Fire & Casualty Company, Mr. Noyce, who is a director of United Fire & Casualty Company and was a director of Berthel Fisher Financial Services, Inc. until May 2014, Mrs. Sandburg, who was a director of Berthel Fisher Financial Services, Inc. until May 2014, and Mr. Pulver, who was a director of The Summit Group through early 2012, none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or registered as an investment company under the Investment Company Act of 1940.  Those are the only directorships that require disclosure that have been held by the nominees in the past five years.

None of the nominees for director or executive officers of the Company have any family relationship with any other nominees or with any executive officers of the Company. There are no arrangements or understandings between any of the nominees and any other person pursuant to which he or she was selected as a nominee.

Item 2. Approve the 2015 Compensation of the Company's Named Executive Officers.

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder by the SEC, require publicly traded companies, such as the Company, to conduct an advisory stockholder vote to approve compensation of named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s pay program for its named executive officers. We currently hold our say-on-pay vote every year, and the next frequency vote will be held at our 2018 Annual Meeting. The Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company’s named executive officers for 2015 as listed in the Summary Compensation Table, appearing in the Executive Compensation section in this proxy statement, and as described in more detail in the Compensation Discussion and Analysis section of this proxy statement.  The Company believes that its executive compensation programs, as explained in the Executive Compensation section of this proxy statement, are straightforward and reasonable. As explained in the Compensation Discussion and Analysis section, the general objectives of, and important factors for, the Company's executive compensation program include significant emphasis on the long-term success of the Company through long-term performance of its executives. Stockholders are urged to carefully read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and narrative disclosures that describe the compensation of our named executive officers in 2015. The Board has previously approved the 2015 compensation.

Proxy Statement Table of Contents

The following resolution is submitted for stockholder approval:

"RESOLVED, that West Bancorporation, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in the West Bancorporation Inc. proxy statement dated March 3, 2016."

Approval of this resolution requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal at the Annual Meeting. In tabulating this vote, abstentions will be disregarded and have no effect on the outcome of the vote. While this "say-on-pay" vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future compensation arrangements.

The Board recommends a vote "FOR" approval of the 2015 compensation of the named executive officers.  Proxies in the accompanying form will be voted "FOR" approval of the 2015 compensation of the named executive officers unless contrary instructions are given.

Item 3. Ratify the Appointment of Independent Registered Public Accounting Firm.

The Audit Committee of the Board has selected the accounting firm of RSM US LLP (formerly named McGladrey LLP), independent certified public accountants, as the independent registered public accounting firm for the Company for the year ending December 31, 2016.  RSM US LLP will conduct the annual audit of the Company and its subsidiary for 2016.  RSM US LLP was also the independent registered public accounting firm and performed the Company's audit for the years ending December 31, 2015 and 2014.  The Company is asking its stockholders to ratify the appointment of RSM US LLP as the Company's independent certified public accounting firm for 2016.  For a description of the fees for services rendered by RSM US LLP for 2015 and 2014, and a description of the Company's policy regarding the approval of independent registered public accountants' fees, see the Independent Registered Public Accounting Firm section of this proxy statement.

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to request stockholder approval of its appointment of RSM US LLP.  In the event the stockholders fail to ratify the appointment, the Audit Committee will consider this factor when making any future determination regarding RSM US LLP.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Under applicable law, the ratification of the appointment of RSM US LLP requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal at the Annual Meeting. In tabulating the votes, abstentions on the ratification of the appointment of RSM US LLP will be disregarded and have no effect on the outcome of the vote.

The Board recommends a vote "FOR" the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2016.  Proxies in the accompanying form will be voted "FOR" the ratification of the appointment of RSM US LLP as the independent registered public accounting firm for the year ending December 31, 2016, unless contrary instructions are given.

Item 4. Other Matters.  Management does not know of any other matters to be presented at the Annual Meeting, but should other matters properly come before the Annual Meeting, the proxies will vote on such matters in accordance with their best judgment.

GOVERNANCE AND BOARD OF DIRECTORS

General

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are scheduled for five times per year; special meetings which are held from time to time; and through committee membership, which is discussed below. Our directors also discuss business and other matters with our key executives and our principal external advisors, such as our legal counsel, auditors and other consultants.

The Board currently has 14 directors, and will have 13 directors after the Annual Meeting, if all nominees set forth in this proxy statement are elected. As previously disclosed, Dr. Thomas A. Carlstrom informed the Board on April 28, 2015, of his intention to retire and not stand for re-election at the Annual Meeting. The Board has determined that the following 13 existing directors are “independent” as defined by the Nasdaq Listing Rule 5605(a)(2) and Item 407 of Regulation S-K, and the Board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions.

Frank W. Berlin
Thomas A. Carlstrom
Joyce A. Chapman
Steven K. Gaer
Michael J. Gerdin
Kaye R. Lozier
Sean P. McMurray
David R. Milligan
George D. Milligan
James W. Noyce
Robert G. Pulver
Lou Ann Sandburg
Philip Jason Worth

David D. Nelson, the 14th director, is an executive officer of the Company and is not considered independent. In 2015, the Board held five regularly scheduled meetings and one organizational meeting. All directors attended at least 75 percent of the full Board meetings and the meetings of any committees on which the director serves, except Mr. Gerdin, who was absent from one Board meeting and two committee meetings. Board members are encouraged to attend the Annual Meeting, and all Board members attended the 2015 Annual Meeting.

The Board has established the following standing committees:

Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
Risk Management Committee

The Board has adopted written charters for each standing committee. The charters may be seen on the Investor Relations, Corporate Governance section of the Company's website (www.westbankstrong.com). The primary responsibilities of the committees are described below. The 2015 reports of the Audit, Compensation, and Nominating and Corporate Governance Committees follow the descriptions.

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Board Leadership Structure

The Board believes that having a non-chief executive officer director serve as Chairman of the Board is in the best interests of stockholders.  The Board currently intends to maintain the leadership structure of a non-chief executive officer chairman.  The Board and its Nominating and Corporate Governance Committee believe that this structure will continue to be useful in providing consistent oversight and strategic direction to the Company.  The Board expects Mr. Nelson to take the lead in developing strategic plans, providing day-to-day leadership and managing the performance of the Company.  The Board intends to periodically review its leadership structure and make changes as dictated by the circumstances and the best interests of the stockholders.

Board's Role in Risk Oversight

The Board performs its risk oversight function through the Audit, Compensation, Nominating and Corporate Governance, and Risk Management Committees, which report to the whole Board and are composed solely of independent directors.  This structure has provided greater Board awareness of policy and operational issues at the Company.

The Board's Audit Committee, which also functions as West Bank's Audit Committee, reviews with management the Company's financial, transactional, and operational risk exposures, including policies regarding employee conduct, and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies related to controls over financial reporting.  These reviews are completed at least annually.  In addition, the Audit Committee has quarterly executive sessions with both the Company's independent and internal auditors concerning any topic of concern to the auditors.  Internal auditing is done by an independent public accounting firm retained by the Audit Committee.  The Audit Committee also retains and receives an annual report from an independent public accounting firm employed specifically to review West Bank's trust department.

The Compensation Committee is charged in its charter with at least annually reviewing all compensation policies, practices, and plans of the Company to determine whether they encourage excessive risk-taking or pose any other threat to the safety and soundness of the Company or West Bank, or are otherwise inconsistent with the stockholders' long-term best interests.

The Nominating and Corporate Governance Committee reviews at least annually all policies and practices related to the governance of the Company.  In addition, it periodically reviews management succession plans with executive management.

The Risk Management Committee may request any officer of the Company to attend meetings, including Harlee Olafson, the Company's Chief Risk Officer. Under its charter, the Risk Management Committee is charged with identifying and assessing the risks facing the Company and overseeing the development, implementation and monitoring of the Company's risk management process. The Risk Management Committee also oversees the division of risk-related responsibilities to each of the other Board committees. The Risk Management Committee oversees and reviews with management the Company's credit, market, liquidity, reputation, regulatory, information and cybersecurity, strategic and similar risks. On an annual basis, the Risk Management Committee reviews risk assessments, policies and procedures regarding risk management, information technology and safety, and liquidity.

Code of Ethics

We have a Code of Conduct in place that applies to all of our directors, officers and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Conduct with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website. The Audit Committee reviewed the Company's Code of Conduct during 2015 and recommended minor changes to the Board, which the Board implemented.

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Committees of the Board of Directors

The table below shows the current membership for each of the standing Board committees:

Nominating
			and Corporate	Risk
	Audit	Compensation	Governance	Management
Directors	Committee	Committee	Committee	Committee
Frank W. Berlin		✓
Joyce A. Chapman	✓
Steven K. Gaer		Chair
Michael J. Gerdin		✓
Kaye R. Lozier			Chair
Sean P. McMurray				✓
David R. Milligan	✓
George D. Milligan			✓
James W. Noyce	Chair			✓
Robert G. Pulver			✓
Lou Ann Sandburg				Chair
Philip Jason Worth	✓

Meetings held during 2015	4	3	3	3

Audit Committee.  The members of the Audit Committee are James W. Noyce, Chair, Joyce A. Chapman, David R. Milligan (who joined the Audit Committee in January 2016) and Philip Jason Worth.  Each of the Audit Committee Members is considered "independent" according to Nasdaq listing requirements and Rule 10A-3 of the Exchange Act, as required for audit committee membership. Mr. Noyce is an "audit committee financial expert" as defined in the Sarbanes-Oxley Act of 2002 and related regulations based on his level of education and work experience, as described previously in this proxy statement.  The Audit Committee selects the independent and internal auditors; reviews with the independent and internal auditors the plan, scope and results of the auditors' services; approves their fees; and reviews the Company's financial reporting and internal control functions and risk assessment.  The Audit Committee has authority to retain special legal, accounting or other consultants as it deems appropriate or necessary. The Audit Committee also performs the other duties set forth in its charter.  The Audit Committee is prepared to meet privately at any time at the request of the independent registered public accountants, internal auditors or members of management to review any special situation arising on any of the above subjects.  The Audit Committee reviews its charter at least annually and recommends changes to the Board when it deems necessary.  The Audit Committee met four times during 2015 and also met with the Company's management and internal and independent auditors four times in separate executive sessions. Mr. Noyce is a member of the Audit Committee who also serves on the audit committee of another listed company (United Fire & Casualty Company). The functions of the Audit Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance.

Compensation Committee.  The Compensation Committee consists of Steven K. Gaer, Chair, Frank W. Berlin, and Michael J. Gerdin, all of whom are considered "independent" as defined by the Nasdaq listing requirements, "outside" directors pursuant to Section 162(m) of the Internal Revenue Code, and "nonemployee" directors under Section 16 of the Exchange Act. As required by the Compensation Committee's charter, the members of the Compensation Committee are elected annually by the independent directors of the Board. The Compensation Committee annually reviews the Company's compensation and benefit programs, including compensation for the named executive officers. The Compensation Committee makes compensation recommendations to the Board concerning the amount and the form of executive and director compensation. The independent directors of the Board ultimately determine the compensation. The Compensation Committee has authority to retain consultants and advisors, which it does periodically. The Compensation Committee first retained Frederic W. Cook & Co., Inc. ("F.W. Cook") in July 2011 to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. F.W. Cook was independent, reported directly to the Chair of the Compensation Committee and performed no other work for the Company.

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During 2011, F.W. Cook assisted the Compensation Committee in its review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which the Company competes for executive talent. F.W. Cook also provided input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. During 2012, F.W. Cook continued to review and monitor our executive compensation programs. During 2013, F.W. Cook provided an update on trends in director compensation. During 2014 and 2015, F.W. Cook provided an update to the Committee on trends in executive compensation and director compensation matters. It is anticipated that the Committee will obtain an independent review of compensation matters every three years.

The Compensation Committee may delegate any of its authorities to a sub-committee but has not done so to date. The Compensation Committee considers input from the executive officers concerning executive and other compensation but is not required to do so. The functions of the Compensation Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance. Additional details about the Compensation Committee's processes and procedures are discussed in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee members are Kaye R. Lozier, Chair, George D. Milligan and Robert G. Pulver, all of whom are considered "independent" as defined by Nasdaq listing requirements. As required by the Nominating and Corporate Governance Committee's charter, the members of the Nominating and Corporate Governance Committee are elected annually by the independent directors of the Board.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the composition and structure of the Board and nominations for election of directors, including the director nominees proposed in this proxy statement.  It develops policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its stockholders.  The Nominating and Corporate Governance Committee will consider for nomination at the 2017 Annual Meeting, as part of its nomination process, any director candidate recommended by a stockholder who follows the procedures described in the 2017 Stockholder Proposals section of this proxy statement.

The Nominating and Corporate Governance Committee follows the process described below when identifying and evaluating nominees to the Board:

Procedures for identifying candidates:

a)	Review current directors of the Company;

b)	Review current directors of West Bank;

c)	Solicit input from existing directors and executive officers; and

d)	Review submissions from stockholders, if any.

The following criteria will be considered when evaluating nominee candidates, including candidates recommended by stockholders:

a)	Composition

The Board should be composed of:

1.	Directors chosen with a view of bringing to the Board a variety of experiences and backgrounds;

2.	Directors who have high-level managerial experience or are accustomed to dealing with complex challenges; and

3.
Directors who will represent the best interests of the stockholders as a whole rather than special interest groups or constituencies while also taking into consideration the assessment of the overall composition and needs of the Board.

A majority of the Board's directors shall be independent directors under the criteria for independence created by the SEC and Nasdaq. The Nominating and Corporate Governance Committee has historically considered diversity in its director nomination process and will continue to do so by looking for differences of viewpoint, professional experience, education, skills, and other individual qualities and attributes as well as characteristics such as race, gender and national origin.

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b)	Selection Criteria

In considering possible candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the following general guidelines and criteria:

1.
Each director should be of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy setting, and have a reputation for working constructively with others;

2.	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

3.	Each director should be free of any conflict of interest that would interfere with the proper performance of the responsibilities of a director; and

4.
The Chief Executive Officer is expected to be a director.  Other members of senior management may be nominated to be directors, but Board membership is not necessary or a prerequisite for senior executive positions.

The Nominating and Corporate Governance Committee evaluates all candidates in the same way, reviewing the aforementioned factors, among others, regardless of the source of such candidate, including stockholder recommendations. Because of this, there is no separate policy with regard to consideration of candidates recommended by stockholders.

The functions of the Nominating and Corporate Governance Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance.

Risk Management Committee. The Risk Management Committee members are Lou Ann Sandburg, Chair, Sean P. McMurray and James W. Noyce, all of whom are considered "independent" as defined by Nasdaq listing requirements. As required by the Risk Management Committee's charter, the members of the Risk Management Committee are elected annually by the independent directors of the Board. The Risk Management Committee is charged with being the primary Board committee to actively monitor and oversee the enterprise risk management process for the Company and West Bank. The Risk Management Committee regularly reviews ongoing or pending litigation, credit metrics, trends and compliance with established lending limits, investment portfolio performance and potential risks, information and cybersecurity risks, and potential reputational risks facing the Company. The Risk Management Committee also monitors liquidity, cash flows, regulatory and strategic risks. On an annual basis, the Risk Management Committee reviews policies and procedures regarding risk management, including insurance coverage, security, disaster recovery, information and cybersecurity, and regulatory policies. The Risk Management Committee reviews its charter at least annually and recommends changes to the Board when it deems necessary. The Risk Management Committee met three times during 2015. The functions of the Risk Management Committee are detailed at length in its charter, which may be viewed on the Company's website (www.westbankstrong.com) under Investor Relations, Corporate Governance.

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Audit Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee hereby states as follows:

•	It has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2015, with management;

•	It has discussed with the independent auditors the matters required to be discussed by Auditing Standard No.16, as adopted by the Public Company Accounting Oversight Board (the "PCAOB");

•
It has received the written disclosures and the letter from our independent accountant, RSM US LLP, required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant's independence;

•
Based on the review and discussions referred to immediately above, it recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2015, for filing with the SEC;

•	It has reviewed and approved or ratified all related-party transactions between the Company and its directors;

•	The Board has approved the Audit Committee Charter; and

•	It selected RSM US LLP, independent registered public accounting firm, as the principal accountant for 2016.

The undersigned members of the Audit Committee have submitted this report.

James W. Noyce, Chair
Joyce A. Chapman
David R. Milligan
Philip Jason Worth

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are identified in the section titled Committees of the Board of Directors. No Compensation Committee members have ever been officers or employees of the Company or West Bank. No executive officer served as a director or member of the compensation committee of any other entity whose executive officers served as a member of our Board or a member of the Compensation Committee.

Compensation Committee Report

The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Compensation Committee hereby states as follows:

•	It has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management; and

•	Based on the review and discussion referred to immediately above, it recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The undersigned members of the Compensation Committee have submitted this report.

Steven K. Gaer, Chair
Frank W. Berlin
Michael J. Gerdin

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Nominating and Corporate Governance Committee Report

During 2015, the Nominating and Corporate Governance Committee reviewed the composition of the existing Board giving specific attention to the questions of the desirable size of the Board and how many insiders should be on the Board. Based on its review of these questions and in conjunction with Dr. Thomas A. Carlstrom announcing that he wished to retire from Board service as of the 2016 Annual Meeting, the Nominating and Corporate Governance Committee decided to recommend reducing the size of the Board to 13 directors. In addition, the Nominating and Corporate Governance Committee decided that it was in the best interest of the stockholders to continue the model of having only one member of management, the Chief Executive Officer, on the Board in order to clearly differentiate the roles of the Board and management.

The Nominating and Corporate Governance Committee also evaluated the qualifications and performance of each of the current members of the Board. In its evaluation, the Nominating and Corporate Governance Committee compared each of the current directors to the qualifications and characteristics of a director set forth in the Nominating and Corporate Governance Committee's charter.  The Nominating and Corporate Governance Committee then polled each director to determine his or her willingness to stand for re-election and determined that each director other than Dr. Carlstrom was willing to continue service.  The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for 2016 director nominees. No third party was retained, in any capacity, to provide assistance in either identifying or evaluating potential director nominees for 2016.

Based on the foregoing, the Nominating and Corporate Governance Committee recommended to the Board that Frank W. Berlin, Joyce A. Chapman, Steven K. Gaer, Michael J. Gerdin, Kaye R. Lozier, Sean P. McMurray, David R. Milligan, George D. Milligan, David D. Nelson, James W. Noyce, Robert G. Pulver, Lou Ann Sandburg and Philip Jason Worth should be nominated for re-election to the Board at the Annual Meeting. The Board accepted this recommendation.

During 2015, the Nominating and Corporate Governance Committee reviewed its charter, and minor changes were recommended to the Board, which the Board implemented.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

Kaye R. Lozier, Chair
George D. Milligan
Robert G. Pulver

Executive Officers of the Company

The following table sets forth summary information about the current executive officers of the Company.

Name	Age	Position with the Company or West Bank
David D. Nelson	55	Director, Chief Executive Officer and President of the Company; Chairman and Chief Executive Officer of West Bank
Douglas R. Gulling	62	Executive Vice President, Treasurer and Chief Financial Officer of the Company; Director, Executive Vice President and Chief Financial Officer of West Bank
Harlee N. Olafson	58	Executive Vice President and Chief Risk Officer of the Company; Director, Executive Vice President and Chief Risk Officer of West Bank
Brad L. Winterbottom	59	Executive Vice President of the Company; Director and President of West Bank
The executive officers of the Company are appointed on an annual basis by the Board of Directors.  An executive officer may be removed by the Board of Directors, whenever in its judgment, the best interests of the Company will be served thereby. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an officer.

The principal occupation or business and experience of the executive officers of the Company and West Bank for the past five years are set forth below.

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David D. Nelson is Chief Executive Officer and President of the Company and Chairman of West Bank's Board and Chief Executive Officer of West Bank (since 2010).  Mr. Nelson is a member of the Company's Board (since 2010). Mr. Nelson has more than 30 years of experience in commercial banking.  He was previously President of Southeast Minnesota Business Banking and President of Wells Fargo Bank Rochester in Rochester, Minnesota.  He has a strong background in customer relationship building, credit and leadership development.

Douglas R. Gulling is Executive Vice President (since 2004), Treasurer (since 2013) and Chief Financial Officer (since 2001) of the Company.  He was a member of the Company's Board from 2009 through April 2011. He also serves as a director (since 2005), Executive Vice President (since 2015) and Chief Financial Officer (since 2002) of West Bank.  Mr. Gulling is a Certified Public Accountant (inactive) and has been employed in the banking industry since 1979.

Harlee N. Olafson is Executive Vice President and Chief Risk Officer of the Company and of West Bank (since 2010). He also serves as a director of West Bank (since 2011). Mr. Olafson has more than 35 years of experience in commercial banking. Prior to joining the Company, he was President of Southern Minnesota Business Banking and President of Wells Fargo Bank Mankato in Mankato, Minnesota. He has strong business development, credit and team building backgrounds.

Brad L. Winterbottom is Executive Vice President of the Company (since 2006) and director and President (since 2000) of West Bank.  He was a member of the Company's Board from 2009 through April 2011. He joined West Bank in 1992 and has served as an executive and policy maker since 1998.  He has extensive experience in commercial lending and loan portfolio administration, and knowledge of the central Iowa business community.  Mr. Winterbottom has been employed in the banking industry since 1981.

2015 Director Compensation

At the beginning of 2015, the directors of the Company received an annual retainer of $8,000, payable quarterly. Committee chairpersons received an additional $500 per quarter. Directors also received $500 per meeting attended (Board and committee). Members of the Audit Committee received $600 per Audit Committee meeting attended. At the beginning of 2015, Mr. David Milligan also received a monthly fee of $5,000 for his service as Chairman of the Board. He maintains an office at the Company's headquarters and works regular office hours on Board matters. Effective April 1, 2015, the annual retainer was increased to $10,000 for each director, Mr. D. Milligan's monthly fee was established at $2,500, and committee chairs were given a $2,000 annual retainer.

Directors of the Company who also served as directors of West Bank received an annual retainer of $6,500, and $500 for each meeting attended (Board and committee). On April 23, 2015, each director was granted a restricted stock unit award for 2,000 shares of the Company's common stock. Messrs. Nelson, Gulling, Olafson and Winterbottom are employees and do not receive any compensation for services as directors.

The following table sets forth all compensation earned or paid to our nonemployee directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash by Company ($)	Fees Earned or Paid in Cash by West Bank ($)	Stock Awards ($) (1)	Total ($)
Frank W. Berlin	$14,500	$17,500	$38,356	$70,356
Thomas A. Carlstrom	13,000	17,500	38,356	68,856
Joyce A. Chapman	15,400	12,500	38,356	66,256
Steven K. Gaer	16,500	16,000	38,356	70,856
Michael J. Gerdin	12,500	12,000	38,356	62,856
Kaye R. Lozier	16,000	12,500	38,356	66,856
Sean P. McMurray	14,000	12,500	38,356	64,856
David R. Milligan	52,500	20,000	38,356	110,856
George D. Milligan	15,200	17,500	38,356	71,056
James W. Noyce	18,400	12,500	38,356	69,256
Robert G. Pulver	15,000	17,000	38,356	70,356
Lou Ann Sandburg	17,200	13,500	38,356	69,056
Philip Jason Worth	14,900	12,500	38,356	65,756

(1)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of restricted stock units awarded on April 23, 2015, valued in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Each nonemployee director was granted 2,000 restricted stock units which have a vesting date of April 23, 2016. These were the only outstanding nonemployee director equity awards as of December 31, 2015.

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Security Ownership of Certain Beneficial Owners and Executive Officers

The following table contains the shares of the Company's common stock beneficially owned by each director and named executive officer listed in the Summary Compensation Table, and all directors and executive officers of the Company and subsidiary (including named executive officers) as a group.  The ownership information is as of February 19, 2016.

Name	Shares Beneficially Owned (1) (2)	Percent of Total Shares Outstanding
Frank W. Berlin	53,944	*
Thomas A. Carlstrom (3)	44,085	*
Joyce A. Chapman (4)	31,312	*
Steven K. Gaer	5,088	*
Michael J. Gerdin	2,500	*
Douglas R. Gulling	33,297	*
Kaye R. Lozier	6,108	*
Sean P. McMurray	9,800	*
David R. Milligan	28,000	*
George D. Milligan	10,588	*
David D. Nelson	78,037	*
James W. Noyce	6,088	*
Harlee N. Olafson	20,998	*
Robert G. Pulver (5)	73,847	*
Lou Ann Sandburg	4,688	*
Brad L. Winterbottom (6)	37,249	*
Philip Jason Worth	2,794	*
Executive officers and directors as a group (17 persons)	448,423	2.79%
*Indicates less than 1 percent ownership of outstanding shares.

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power.  Beneficial ownership may be disclaimed as to certain of the shares.

(2)
Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company's Employee Savings and Stock Ownership Plan, and has sole investment and voting power with respect to such shares.

(3)	Includes shares held in his spouse's name. Dr. Carlstrom disclaims any beneficial ownership of 3,000 shares held in his spouse's name.

(4)	Includes shares held in her spouse's name. Mrs. Chapman disclaims any beneficial ownership of 28,224 shares held in her spouse's name.

(5)	Includes shares held in his spouse's name. Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse's name.

(6)	Includes shares held in his spouse's name. Mr. Winterbottom disclaims any beneficial ownership of 6,500 shares held in his spouse's name.

Other Beneficial Owners

The following table sets forth certain information on each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock. The ownership information is as of February 19, 2016.

Name and Address	Shares Beneficially Owned	Percent of Total Shares Outstanding
The Jay Newlin Trust 2661 86th Street Urbandale, IA 50322	1,041,952	6.49%

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company's directors and executive officers and persons who own more than 10 percent of the Company's common stock file initial reports of ownership and reports of changes of ownership with the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company has not received any Section 16(a) forms indicating that any one person owns more than 10 percent of the Company's stock, and the Company does not know of any one stockholder who owns more than 10 percent of the Company's stock. Based solely on its review of the copies of Section 16(a) forms received from its directors and executive officers and written representations that no other reports were required, the Company believes that all Section 16(a) reports applicable to its directors and officers during 2015 were on a timely basis, with the exception of David D. Nelson, Chief Executive Officer, Director and President, who filed a Form 5 reporting four transactions pursuant to a dividend reinvestment arrangement that should have been reported earlier on Form 4s.

Change in Control Agreements

The Company does not know of any arrangements or pledges that would result in a future change in control of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our named executive officers and explains the structure and rationale of the various compensation elements. Our CD&A is organized as follows:

•	Overview and Executive Summary. Background context and highlights are provided to put the overall disclosure in perspective.

•
Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.

•	Elements of Compensation. The key components of our compensation program are base salary, annual bonuses and long-term stock awards, with an emphasis on tying executive compensation to performance.

•	Compensation Process. Our executive compensation programs are regularly reviewed to ensure that we meet our compensation objectives.

•	Analysis of 2015 Compensation. Decisions on 2015 compensation are analyzed and explained in the context of our compensation objectives and performance.

•
Regulatory Considerations. We consider guidance established by the Federal Deposit Insurance Corporation (the "FDIC") and other bank regulatory agencies, as well as guidance from other regulators applicable to publicly traded companies, in making decisions about executive compensation and risk mitigation.

•
Compensation-related Governance Polices. We have in place several policies intended to more closely align the interests of our named executive officers with those of our stockholders by encouraging our named executive officers to attain and maintain a significant equity interest in our Company.

Overview and Executive Summary

Business Overview

The Company, through West Bank, provides lending, deposit and trust services for businesses and individuals. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

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Financial and Operational Performance

Our fiscal year ending December 31, 2015 was a great year for the Company and West Bank. When full-year results become available for our peer group, we believe they will show that we again achieved our goal of being in the top quartile of our benchmarking peer group based upon several performance measures. For a listing of the Company's peer group and highlights of 2015 performance see below.

In addition, the Company's profitability as measured by return on average assets and return on average equity put us in the top quartile of all banks nationally that have assets between $1 billion and $3 billion, according to the September 2015 Bank Holding Company Performance Report (which was the most recent report available at the time this report was prepared), which is prepared by the Federal Reserve Board's Division of Banking Supervision and Regulation.

The Company was again recognized by the investment banking firm, Sandler O'Neill + Partners, L.P., as one of the top 34 community banks in the United States. A total of 435 bank holding companies were considered in this process. The Company is the only bank or thrift on the list in 2015 to receive this honor for the fourth consecutive year.

Overview of Our Executive Compensation Programs

The Company and West Bank share an executive management team. The members of the executive management team, consisting of our named executive officers, are compensated by West Bank rather than the Company. The compensation packages of our named executive officers are determined and approved by the Company's Compensation Committee based on their performance and roles for both the Company and West Bank.

The Company and West Bank are committed to paying for performance. This commitment is reflected by the significant portion of our named executive officers' compensation that is provided through performance-based programs. Our executive compensation programs evolve and are adjusted over time to support the business goals of the Company and West Bank and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with performance in achieving financial and nonfinancial objectives.

Say-on-Pay

At the 2015 annual stockholders' meeting, approximately 94 percent of shares present and entitled to vote were in support of our executive compensation program. The Company, the Board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the results of these nonbinding, advisory "say-on-pay" votes. The Compensation Committee considered the results of the advisory vote, and believes the vote reflects our stockholders’ support of our compensation philosophy and the manner in which we compensate our named executive officers. As such, the Compensation Committee made no changes as a result of the 2015 vote.

Objectives of Our Compensation Program

The goal of our compensation program is to create superior long-term value for our stockholders by attracting, motivating and retaining outstanding employees who serve our customers while also generating financial performance that is better than our competitors. Our compensation program for executives is based in large part on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we strive to:

•	Pay for performance;

•	Tie equity compensation to long-term value creation for our stockholders;

•	Align executives' financial interests with those of our stockholders;

•	Support the Company's and West Bank's values, strategy and development of employees;

•	Foster a team approach among top executives;

•	Attract and retain leaders capable of delivering superior business results;

•	Provide competitive cash compensation and benefit opportunities; and

•	Adhere to the highest legal and ethical standards.

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Elements of Compensation

Our executive compensation program consists of several elements, each with an objective that fits into our overall compensation program. The following overview explains the structure and rationale of the elements of compensation used for 2015.

Base Salary

We consider base salary a tool to provide executives with a reasonable level of fixed income relative to their level of responsibility. Performance of each named executive officer is reviewed annually, but recent practice has been to adjust base salaries on a triennial basis. Base salaries are established and adjusted using criteria that include the level of responsibility for the position, base salary data for other internal positions, and base salaries for similar positions within our peer group.

Annual Incentive Bonus

Annual incentive bonuses are an important piece of total compensation for our named executive officers as they support and encourage the achievement of our business goals and strategies by tying a meaningful portion of cash compensation to financial results for the year as compared to internal and external standards. Maximum bonus opportunities are capped to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness.

Annual bonuses for named executive officers for 2015 will be determined based on quantitative and qualitative analyses performed by the Compensation Committee in 2016. The quantitative analysis, as further described in the next paragraph, includes the Company's relative performance with respect to four key financial measures. The qualitative analysis includes any and all items deemed relevant by the Compensation Committee, including, for example, regulatory action, Company profitability and changes in dividends. The Compensation Committee may increase or decrease the bonuses indicated from the peer comparison as it sees fit in its discretion, with all determinations by the Committee being final. Positive Company earnings are required for any bonuses to be paid to our named executive officers.

The quantitative analysis has two parts: (1) performance against our peer group in four key areas, and (2) the Company's net profit compared to the prior year. The four key areas (equally weighted) in which we measure our performance against our peer group are return on average assets, return on average equity, efficiency ratio and Texas ratio. These ratios were selected because the Compensation Committee believes they encompass important aspects of our financial performance: earnings, capital levels, expense control and asset quality. Based on our ranking among our peers in each of these key areas, our named executive officers are eligible for a cash bonus payment equal to a percentage of salary, according to the following schedule:

Level	Peer Ranking	% Salary
Maximum	At or Above 75th Percentile	60%
Target	Median	40%
Threshold	25th Percentile	20%
	Below 25th Percentile	0%

If our ranking in the peer group falls between any of the listed points, our named executive officers will be eligible for a proportional cash bonus. Reflecting our team approach to management, all the named executive officers have the same incentive opportunities relative to salary.

Long-Term Stock Incentives

Equity compensation is the other key element of compensation for our named executive officers. Equity awards are made in the form of restricted stock units vesting in annual installments tied to continued service over five years. Unvested awards are forfeited upon early termination. In addition to maintaining a simple program easily understood by our executives and stockholders, this approach is designed to tie pay to performance, align executives' interests with those of our stockholders, provide a long-term planning horizon, mitigate adverse risk-taking, and attract and retain participants.

All three components of executive compensation are reviewed on a triennial basis using data and professional opinions provided by an independent compensation consultant.

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Retirement Benefits

Our named executive officers are eligible to participate in our Employee Savings and Stock Ownership Plan, which is intended to assist all eligible employees in providing for income and financial security in retirement. Executives participate under the same terms as other eligible employees. During 2015, this plan provided a 100 percent Company matching contribution on participant deferrals up to 6 percent of the participant's pay and an additional 4 percent discretionary Company contribution (in each case subject to applicable IRS compensation limitations).

Deferred Compensation

The West Bancorporation, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") was adopted effective January 1, 2013, to provide certain individuals with additional deferral opportunities in planning for retirement. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that provides an opportunity for eligible participants, including the named executive officers, to voluntarily defer receipt of a portion of their cash compensation. The Company and West Bank can make discretionary contributions under the Deferred Compensation Plan to participants but have not yet nor currently plan to do so. Compensation deferred will be payable in accordance with the time and manner selected by each participant. In the event of a change in control of the Company, amounts deferred by a participant will be distributed in a lump sum, and Company contributions will be distributed in accordance with the participant's elections. The Deferred Compensation Plan currently provides for a notional interest rate equal to the Moody's Seasoned Aaa Corporate Bond Rate in effect as of January 1 of the applicable year. As of January 1, 2016, none of our named executive officers have elected to participate in the Deferred Compensation Plan.

Perquisites and Other Benefits

We have avoided the use of perquisites and other types of benefits, emphasizing instead compensation tied to performance. Our named executive officers participate in our employee benefit programs on the same terms as other eligible employees.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.

Acceleration of Equity Awards

In regard to equity awards, we use a "double trigger" approach to vesting upon a change in control, rather than providing for vesting solely upon a change in control (a “single trigger” approach), because we believe the double trigger provides adequate employment protection and reduces, for the stockholders' benefit, potential transaction costs associated with the awards. Further, the award agreements generally provide that vesting will be accelerated upon the participant's disability or death.

No Tax Gross-Ups

Under Section 280G of the Internal Revenue Code (the "Code"), an executive may be subject to excise taxes on certain benefits received in relation to a change in control of the Company. While many companies provide excise tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we do not believe at this time that it is necessary to provide this type of protection to our executives.

Compensation Process

The Compensation Committee has broad discretion in overseeing our compensation programs and reviews each element of compensation for each of our named executive officers at least annually. The Compensation Committee considers the scope of each named executive officer's responsibilities, performance and experience, as well as competitive compensation levels in reviewing compensation. During the annual review process, the Compensation Committee also reviews our financial results against other banking organizations and the structure of our compensation programs relative to sound risk management.

The primary considerations in making executive compensation decisions are:

•	Key financial measurements;

•	Strategic initiatives related to our business;

•	Achievement of specific operational goals relating to the executive's area of oversight; and

•	Compensation of peer group executives.

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Role of Compensation Consultant

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. Since 2011, the Compensation Committee has retained F.W. Cook to provide the Compensation Committee with independent, objective analysis and professional opinions on executive and director compensation matters. F.W. Cook is independent, reports directly to the Chair of the Compensation Committee, and performs no other work for the Company other than assisting the Committee in the review of the total compensation program, including gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent, and for director compensation. F.W. Cook also provides input on marketplace trends and best practices relating to competitive pay levels, as well as developments in regulatory and technical matters. Prior to retaining F.W. Cook, the Compensation Committee reviewed F.W. Cook’s independence as contemplated by the Committee’s charter and applicable Nasdaq rules, and determined that there were no conflicts of interest and that F.W. Cook is independent from the Company, the Compensation Committee and our executive officers.

Role of Executive Officers

As requested by the Compensation Committee, various members of management facilitate the Committee's consideration of compensation for our named executive officers by providing information for the Committee's review. In particular, Mr. Nelson provides background and recommendations with respect to each of the other named executive officers but is not present for the discussion or determination of his own compensation. Information considered includes, among other items, financial results and analysis, performance evaluations, compensation provided to our named executive officers, technical and regulatory considerations, and input on program design and possible modifications.

Peer Group

Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered for a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. The Company's peer group of 16 financial institutions was jointly presented by F.W. Cook and management and approved by the Compensation Committee. The Company is in the middle of the group in terms of size. The group is periodically reviewed, with changes made to reflect merger and acquisition activity, financial situation and development, and other considerations. The following is the composition of the peer group as of December 31, 2015.

BankFinancial Corporation	Horizon Bancorp	Peoples Bancorp
Baylake Corp.	Isabella Bank Corporation	Pulaski Financial Corp.
Farmers Capital Bank Corporation	Mercantile Bank Corporation	QCR Holdings, Inc.
First Defiance Financial Corp.	MidWestOne Financial Group, Inc.	Southwest Bancorp
First Mid-Illinois Bancshares, Inc.	MutualFirst Financial, Inc.	Waterstone Financial, Inc.
Hills Bancorporation

Analysis of 2015 Compensation

This section discusses the compensation actions that were taken in 2015 for our named executive officers.

Base Salary

Salaries for our named executive officers remained constant in 2012, 2013, and 2014. Consistent with our practice of a triennial review process as described above, salaries for our named executive officers were increased for 2015 to reflect Company and individual performance as well as market levels, to the following annual rates: Mr. Nelson - $400,000; Messrs. Gulling, Olafson, and Winterbottom - $275,000 each. Our named executive officers salaries for 2016 will remain at the same level as in 2015.

Annual Incentive Bonus

For 2015, the maximum bonus amount that our named executive officers were eligible for was 60 percent of base salary. Based on September 30, 2015 data, we believe the Company's financial results likely will be at or above the 75th percentile of our peer group. As such, we believe our named executive officers will be eligible to receive cash bonuses capped at 60 percent of base pay with respect to 2015. However, because the ultimate amount of the cash bonus is based on the Company's performance compared to that of the peer group for the entire year and the Committee's qualitative analysis, the amount of the cash bonus payments will not be known until after the peer group institutions have reported their financial results for 2015. See the Summary Compensation Table for the anticipated cash bonus amount.

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The following table sets forth key financial performance measures of the Company and identified peer group:

	West Bancorporation, Inc.		Peer Group Range	Peer Group Percentile
	Year ended December 31, 2015	Nine months ended September 30, 2015	Nine months ended September 30, 2015	Nine months ended September 30, 2015
Return on average assets	1.30%	1.28%	0.36% - 1.27%	> 75th
Return on average equity	14.88%	14.62%	2.79% - 12.17%	> 75th
Efficiency ratio*	46.30%	47.12%	55.04% - 77.26%	> 75th
Texas ratio*	0.87%	2.35%	3.49% - 29.89%	> 75th
*A lower ratio is more desirable.

Long-Term Stock Incentives

The Compensation Committee granted 15,000 restricted stock units to each of our named executive officers in March 2015 that vest in annual installments tied to continued service over five years. This was an increase from the prior year in recognition of the improved performance of the Company. These grants are part of a broader annual award program under which further awards are anticipated in 2016 and thereafter. This program is designed to align executives' interests with the interests of stockholders, provide a long-term planning horizon, mitigate excessive risk-taking, and retain participants by providing compensation that is market competitive and that vests over a period of time. Each of our named executive officers has received identical grants for the past three years to reflect our team-oriented philosophy.

Regulatory Considerations

As a publicly traded financial institution, the Company must contend with several, often overlapping, layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the Company and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

Under its Interagency Guidelines Establishing Standards for Safety and Soundness, the FDIC has held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee's compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that such an assessment must be made in light of the institution's overall financial condition.

In addition, the various financial institution regulatory agencies have issued additional guidance, Guidance on Sound Incentive Compensation Policies, that serves as a complement to the Safety and Soundness standards. As its title would imply, the joint agency guidance sets forth a framework for assessing the soundness of incentive compensation plans, programs, and arrangements maintained by financial institutions. The joint agency guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the institution. With respect to those identified individuals, the joint agency guidance is intended to focus the institution's attention on balanced risk-taking incentives, compatibility with effective controls, and risk management, with a focus on general principles of strong corporate governance.

In addition to the foregoing, we anticipate that rules under the Dodd-Frank Act intended to implement further risk assessment guidelines and procedures will eventually be finalized by the financial institution regulatory agencies and the SEC. We expect that we will be subject to those further guidelines and procedures. Initial proposed guidance with respect to the Dodd-Frank Act risk assessment guidelines and procedures was issued during 2011. In large part that guidance restates the frameworks set forth in the Safety and Soundness standards and joint agency guidance described above.

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Finally, as a publicly traded corporation, the Company is also subject to the SEC's rules regarding risk assessment. Those rules require a publicly traded company to determine whether any of its existing incentive compensation plans, programs, or arrangements creates risks that are reasonably likely to have a material adverse effect on the Company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee believes that a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals has always been a component of its overall assessment of the compensation plans, programs and arrangements it has established for the Company's named executive officers. In this regard, the Compensation Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into the Company's compensation programs for named executive officers. In addition, the Committee continues to anticipate final guidance under the Dodd-Frank Act and will be prepared to incorporate into its risk assessment procedures any new guidelines and procedures as may be necessary or appropriate.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Code that may limit the tax deductibility of certain compensation unless it is considered performance-based; Section 409A of the Code regarding nonqualified deferred compensation; and Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Compensation-Related Governance Policies

Share Ownership and Retention Guidelines

We believe that our named executive officers and nonemployee directors should have and maintain a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives and directors with our stockholders, we maintain share retention and ownership guidelines that require Mr. Nelson to hold Company stock in an amount equal to or greater than two and one-half times his annual salary, Messrs. Gulling, Olafson and Winterbottom to hold Company stock in an amount equal to or greater than one and one-half times their annual salary, and our directors to hold Company stock in an amount equal to or greater than three times their annual cash retainer. Until the stock ownership guidelines are met, the executives and directors are expected to retain at least 50 percent of any applicable shares received (on a net after tax basis) under our equity compensation program. The guidelines are subject to periodic review by the Compensation Committee, and compliance is monitored on an annual basis. All of our named executive officers and directors are currently in compliance with these guidelines.

Insider Trading Policy

The Company has an insider trading policy that permits open market transactions in Company stock beginning 48 hours after quarterly earnings have been made public until the 10th day of the third month in the quarter. In addition, our named executive officers may purchase Company stock through our Employee Savings and Stock Ownership Plan. Changes to purchases under the Employee Savings and Stock Ownership Plan may only be done during the period when open market transactions are permitted.

Anti-Hedging Policy

The Company’s insider trading policy includes provisions that specifically prohibit all employees and directors from entering into hedging transactions involving the Company’s stock. To our knowledge, none of our officers or directors have entered into a hedging transaction involving Company stock in violation of this prohibition.

Anti-Pledging Policy

The Company’s insider trading policy includes provisions that prohibit all named executive officers and directors from keeping Company stock in a margin account. A named executive officer or director may pledge Company stock as collateral for a loan if written approval is obtained from the Chief Financial Officer. To our knowledge, none of our officers or directors has pledged his or her Company stock in violation of this policy.

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Summary Compensation Table

The following table provides information concerning compensation earned for services rendered in the year ended December 31, 2015, to our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive policymaking officers. These individuals were the Company's named executive officers during 2015. Compensation for 2014 and 2013 is also presented for these individuals because they were named executive officers in those years as well. West Bank, rather than the Company, paid Messrs. Nelson, Gulling, Olafson and Winterbottom in all years shown.

Name and Principal Positions	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4) (5)	All Other Compensation (6)	Total
David D. Nelson	2015	$400,000	$8,000	$262,396	$240,000	$26,500	$936,896
President and Chief Executive Officer	2014	350,000	7,000	171,851	210,000	26,000	764,851
of the Company;	2013	350,000	7,000	97,253	189,000	25,500	668,753
Chairman and Chief Executive
Officer of West Bank

Douglas R. Gulling	2015	$275,000	$5,500	$262,396	$165,000	$26,500	$734,396
Executive Vice President, Treasurer	2014	247,000	4,940	171,851	148,200	24,700	$596,691
and Chief Financial Officer	2013	247,000	4,940	97,253	133,380	24,700	507,273
of the Company;
Director, Executive Vice President
and Chief Financial Officer
of West Bank

Harlee N. Olafson	2015	$275,000	$5,500	$262,396	$165,000	$26,500	$734,396
Executive Vice President and Chief	2014	247,000	4,940	171,851	148,200	24,700	596,691
Risk Officer of the Company;	2013	247,000	4,940	97,253	133,380	24,700	507,273
Director, Executive Vice President
and Chief Risk Officer of West
Bank

Brad L. Winterbottom	2015	$275,000	$5,500	$262,396	$165,000	$26,500	$734,396
Executive Vice President of the	2014	247,000	4,940	171,851	148,200	24,700	596,691
Company;	2013	247,000	4,940	97,253	133,380	24,700	507,273
Director and President of West Bank

(1)	Amounts reflect base salary earned during the year, before any deferrals, and including salary increases during the year, if any.

(2)	Consists of a holiday bonus equal to two percent of annual salary paid to all officers and employees of West Bank.

(3)
The amounts set forth in the "Stock Awards" column reflect the grant date fair value of awards granted during the year ended December 31, 2015, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 12 to our consolidated financial statements for the year ended December 31, 2015, which is included in Item 8 of our Annual Report on Form 10-K.

(4)	Amounts are shown in the year earned.

(5)
Based upon our results for the fiscal year ended December 31, 2015 and the results of our peers as of September 30, 2015, annual bonuses for 2015 are anticipated to be paid out as shown, which is the maximum potential amount. The final determination of amounts earned for 2015 will be made after the benchmarking peer group companies' 2015 financial information is available and to the extent different than the amounts shown, the actual amounts will be disclosed at that time.

(6)
Consists entirely of contributions made by the Company on behalf of the named executive officer to the Company's Employee Savings and Stock Ownership Plan (including 401(k) matches and discretionary plan contributions).

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Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards
Name	Type of Award	Grant Date	Threshold	Target	Maximum
David D. Nelson	Annual Bonus	—	$80,000	$160,000	$240,000	—	$ —
	Restricted Stock Units	03/23/15	—	—	—	15,000	262,396
Douglas R. Gulling	Annual Bonus	—	$55,000	$110,000	$165,000	—	$ —
	Restricted Stock Units	03/23/15	—	—	—	15,000	262,396
Harlee N. Olafson	Annual Bonus	—	$55,000	$110,000	$165,000	—	$ —
	Restricted Stock Units	03/23/15	—	—	—	15,000	262,396
Brad L. Winterbottom	Annual Bonus	—	$55,000	$110,000	$165,000	—	$ —
	Restricted Stock Units	03/23/15	—	—	—	15,000	262,396

Restricted Stock Units

In March 2015, the Compensation Committee approved equity grants for our named executive officers composed solely of restricted stock units that vest 20 percent per year subject to continued service, with accelerated vesting in certain circumstances as described in the Potential Payments upon Termination or Change in Control section of the CD&A.

Employment Agreements

As described in greater detail in the Potential Payments upon Termination or Change in Control section of the CD&A, each of our named executive officers is party to an employment agreement with the Company and West Bank pursuant to which the officer is entitled to a minimum annual salary and participation in our annual incentive plan and other benefit plans. This fact may help to provide some context for the amounts reported in the foregoing Summary Compensation Table and Grants of Plan-Based Awards table.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards (all of which consisted of restricted stock units) held as of December 31, 2015 by our named executive officers . Market values for outstanding restricted stock units are based on the closing price of our stock on December 31, 2015 (the last trading day of the year) of $19.75.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David D. Nelson	34,295(1)	$677,326
Douglas R. Gulling	33,324(2)	$658,149
Harlee N. Olafson	33,324(2)	$658,149
Brad L. Winterbottom	33,324(2)	$658,149

(1)
Reflects 3,295 restricted stock units granted on August 1, 2012, which vest in five equal installments with the remaining installments vesting on August 1 of 2016 and 2017; 6,000 restricted stock units granted on March 25, 2013, which vest in five equal installments, with the remaining installments vesting on March 25 of 2016, 2017 and 2018; 10,000 restricted stock units granted on March 24, 2014, which vest in five equal installments, with the remaining installments vesting on March 25 of 2016, 2017, 2018 and 2019; and 15,000 restricted stock units granted on March 23, 2015, which vest in five equal annual installments beginning on March 25, 2016.

(2)
Reflects 2,324 restricted stock units granted on August 1, 2012, which vest in five equal installments, with remaining installments vesting on August 1 of 2016 and 2017; 6,000 restricted stock units granted on March 25, 2013, which vest in five equal installments, with the remaining installments vesting on March 25 of 2016, 2017 and 2018; 10,000 restricted stock units granted on March 24, 2014, which vest in five equal installments, with the remaining installments vesting on March 25 of 2016, 2017, 2018 and 2019; and 15,000 restricted stock units granted on March 23, 2015, which vest in five equal annual installments beginning on March 25, 2016.

Option Exercises and Stock Vested

The following table sets forth information for each of our named executive officers regarding vesting of stock awards during the year ended December 31, 2015. None of our named executive officers held any stock options during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
David D. Nelson	6,146(1)	$119,286
Douglas R. Gulling	5,662(2)	$109,868
Harlee N. Olafson	5,662(2)	$109,868
Brad L. Winterbottom	5,662(2)	$109,868

(1)
Reflects vesting of 4,500 restricted stock units on March 25, 2015, with a closing stock price of $19.39; and vesting of 1,646 restricted stock units on August 1, 2015, with a closing stock price of $19.46.

(2)
Reflects vesting of 4,500 restricted stock units on March 25, 2015, with a closing stock price of $19.39; and vesting of 1,162 restricted stock units on August 1, 2015, with a closing stock price of $19.46.

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Potential Payments upon Termination or Change in Control
The table below sets forth the estimated amount of compensation payable to each of our named executive officers upon termination of such officer's employment in the event of (1) the officer's disability or death, (2) termination by the Company without cause or by the officer for good reason, in each case other than in connection with a change in control, and (3) termination by the Company without cause or by the officer for good reason, in each case in connection with a change in control. The amounts shown assume the termination was effective as of December 31, 2015, and that the price of Company stock as of termination was the closing price of $19.75 on December 31, 2015 (the last trading day of the year). The actual amounts to be paid can be determined only following the named executive officer's termination. We do not provide any benefits to our named executive officers solely as a result of a change in control.

Name	Type of Payment	Payments Upon Disability or Death	Payments Upon Termination by the Company without Cause or by the Executive for Good Reason-No Change in Control	Payments Upon Termination by the Company without Cause or by the Executive for Good Reason-Change in Control
David D. Nelson	Cash Severance	$ —	$1,206,000	$1,809,000
	Continuation of Insurance Benefits	—	18,765	18,765
	Acceleration of Stock Awards	677,326	—	677,326
	Total	$677,326	$1,224,765	$2,505,091

Douglas R. Gulling	Cash Severance	$ —	$418,260	$836,520
	Continuation of Insurance Benefits	—	12,312	18,468
	Acceleration of Stock Awards	658,149	—	658,149
	Total	$658,149	$430,572	$1,513,137

Harlee N. Olafson	Cash Severance	$ —	$418,260	$836,520
	Continuation of Insurance Benefits	—	12,510	18,765
	Acceleration of Stock Awards	658,149	—	658,149
	Total	$658,149	$430,770	$1,513,434

Brad L. Winterbottom	Cash Severance	$ —	$418,260	$836,520
	Continuation of Insurance Benefits	—	12,510	18,765
	Acceleration of Stock Awards	658,149	—	658,149
	Total	$658,149	$430,770	$1,513,434

Termination and Change in Control Benefits under Employment Agreement with Mr. Nelson

The Company and Mr. Nelson are parties to an employment agreement with an effective date of July 23, 2012. Mr. Nelson serves as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank under the agreement, as well as a member of the Board of Directors of both entities. The initial term of Mr. Nelson's agreement ended on December 31, 2015, but the agreement extended automatically for an additional year on January 1, 2015 and 2016, and will extend on each January 1 going forward unless either party gives notice of nonrenewal. Mr. Nelson is currently entitled to a minimum annual salary of $400,000 pursuant to the agreement, as well as participation in the Company's annual incentive bonus plan and the Company's other benefit plans. Under the agreement, upon a termination of Mr. Nelson's employment by the Company without cause or by Mr. Nelson for good reason, Mr. Nelson will be entitled to severance payments equal to 200 percent of the sum of his base salary plus annual bonus, payable in 24 equal monthly installments following the date of termination, as well as 18 months of continued medical coverage. If such a termination occurs within six months prior to or two years following a change in control, Mr. Nelson will be entitled to severance payments equal to 300 percent of the sum of his base salary plus annual bonus, payable in a lump sum, as well as 18 months of continued medical coverage at active employee rates. All the aforementioned severance benefits are contingent upon Mr. Nelson's execution of a general release of claims against the Company. Under the agreement, Mr. Nelson will be subject to 24-month non-compete and non-solicit restrictive covenants following the termination of his employment.

Proxy Statement Table of Contents

Termination and Change in Control Benefits under Employment Agreements with Messrs. Gulling, Olafson and Winterbottom

The Company is a party to employment agreements with each of Messrs. Gulling, Olafson and Winterbottom, with effective dates of July 23, 2012. Under their respective agreements, Mr. Gulling serves as Executive Vice President, Treasurer and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of West Bank, Mr. Olafson serves as Executive Vice President and Chief Risk Officer of the Company and West Bank, and Mr. Winterbottom serves as Executive Vice President of the Company and President of West Bank. Each individual serves as a member of the Board of Directors of West Bank. The initial term under each agreement ended on December 31, 2014, but the agreements extended automatically for an additional year on January 1, 2014 and each January 1 since that date, and will extend on each January 1 going forward unless either party gives notice of nonrenewal. Messrs. Gulling, Olafson and Winterbottom are each currently entitled to a minimum annual salary of $275,000 pursuant to their agreements, as well as participation in the Company's annual incentive bonus plan and the Company's other benefit plans. Under the agreements, upon a termination of the respective executive's employment by the Company without cause or by the executive for good reason, the executive will be entitled to severance payments equal to 100 percent of the sum of his base salary plus annual bonus, payable in 12 equal monthly installments following the date of termination, as well as 12 months of continued medical coverage. If such a termination occurs within six months prior to or two years following a change in control, the executive will be entitled to severance payments equal to 200 percent of the sum of his base salary plus annual bonus, payable in a lump sum, as well as 18 months of continued medical coverage at active employee rates. All the aforementioned severance benefits are contingent upon the respective executive's execution of a general release of claims against the Company. Under the agreements, Messrs. Gulling, Olafson and Winterbottom will be subject to 12-month non-compete and non-solicit restrictive covenants following termination of employment (24 months if the termination occurs following a change in control of the Company).

Termination and Change in Control Benefits under 2012 Equity Incentive Plan

All awards under the West Bancorporation, Inc. 2012 Equity Incentive Plan (the "2012 Plan") then held by the participant will become fully vested immediately if (1) the 2012 Plan and the respective award agreements are not fully assumed in a change in control or (2) the 2012 Plan and the respective award agreements are fully assumed in the change in control and the participant incurs a termination of service by the Company or a subsidiary without cause or by the participant for good reason.

Further under the 2012 Plan, all restricted stock units generally will become fully vested upon the participant's termination of service due to the participant's disability or death.

Termination under Deferred Compensation Plan

In the event of a change in control of the Company, amounts deferred by a participant will be distributed in a lump sum, and Company contributions will be distributed in accordance with the participant's elections.

Proxy Statement Table of Contents

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved RSM US LLP, an independent registered public accounting firm, as the principal accountant for the Company for the fiscal year ending December 31, 2016.  RSM US LLP will conduct the audit of the Company and its subsidiary for 2016.  RSM US LLP was also the Company's principal accountant and performed the audit in 2015.

A representative from RSM US LLP will be present at the Annual Meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees

During the period covering the fiscal years ended December 31, 2015 and 2014, RSM US LLP performed the professional services listed in the following table.

	2015	2014
Audit fees (1)	$240,500	$240,500
Audit-related fees (2)	25,000	30,800
Tax fees (3)	26,920	7,910
All other fees (4)	29,328	1,540
Total	$321,748	$280,750

(1)
Audit fees represent fees for professional services provided for the audit of the Company's annual financial statements, review of the Company's quarterly financial statements in connection with the filing of current and periodic reports, and reporting on internal controls in accordance with Section 404 of Sarbanes-Oxley.

(2)	Audit-related fees represent the audit of the Company's Employee Savings and Stock Ownership Plan and filing of a registration statement in 2014.

(3)	Tax fees represent fees for professional services related to tax compliance, which included review of tax returns and advice on certain tax issues.

(4)	All other fees represent fees for information technology consulting.

The Audit Committee considered whether the non-audit services provided to the Company by RSM US LLP are compatible with maintaining RSM US LLP's independence and concluded that the independence of RSM US LLP is not compromised by the provision of such services. The Audit Committee pre-approves all audit services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

GENERAL MATTERS

Certain Relationships and Related Transactions

Certain directors of the Company have direct and indirect material interests in loans made by West Bank.  All the loans were made in West Bank's ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to West Bank or the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.  None of the loans have been classified as nonaccrual, past due, troubled debt restructured or potential problem loans. The Board considered these loans when considering the independence of its directors and determined that such loans did not prevent the relevant directors from being able to serve as independent directors.

The Audit Committee's charter requires the Audit Committee to review and approve all related-party transactions that must be disclosed.  All transactions between the Company or its subsidiaries and any related person, including loans made by West Bank involving $120,000 or more, are reviewed to determine whether all material facts of the transaction are known to the Audit Committee, the transaction complies with known legal requirements, and the transaction is fair to the Company and West Bank.  The Audit Committee completed the required review of the fiscal year 2015 related-party transactions, and all transactions were approved and ratified.

Proxy Statement Table of Contents

2017 Stockholder Proposals

In order for a proposal from a stockholder to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2017 Annual Meeting of stockholders, the proposal must be received by the Company by November 4, 2016.  However, if the date of the 2017 Annual Meeting is changed by more than 30 days from April 28, 2017, the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2017 Annual Meeting in order to be eligible for inclusion in the Company’s proxy statement and proxy card.  Upon timely receipt of any such proposal, the Company will determine whether to include such proposal in the proxy statement and proxy card in accordance with applicable SEC regulations governing stockholder proposals and the solicitation of proxies.

In order for a stockholder to propose other business to be considered at the 2017 annual meeting of stockholders, the stockholder must deliver written notice of the proposed business to the Company prior to January 18, 2017, which is 45 days prior to the first anniversary date of the proxy statement mailing date for the prior year’s meeting.

Stockholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

1.	Contact Alice A. Jensen, Corporate Secretary, at the address below to obtain the Board Membership Criteria established by the Board.

2.	Provide Ms. Jensen with a typewritten recommendation naming the proposed candidate and specifically explaining how the candidate meets the criteria adopted by the Board.

3.	Submit the recommendation to Ms. Jensen no later than November 4, 2016, which is 120 days prior to the anniversary of this year's proxy mailing date.

4.
Prove the person making the recommendation is a Company stockholder who owns shares with a market value of at least $2,000 and who has held those shares for at least one year at the time the submission is made.

5.	If the person being recommended is aware of the submission, he or she must sign a statement so indicating.

6.	If the person being recommended is not aware of the submission, the submitter must explain why.

The written submission must be mailed or hand delivered to:

Ms. Alice A. Jensen
Corporate Secretary
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266

Stockholder Communications

It is the general policy of the Board that management speaks for the Company.  To the extent stockholders wish to communicate with a Company representative, they may do so by contacting Douglas Gulling, Executive Vice President, Treasurer and Chief Financial Officer, 1601 22nd Street, West Des Moines, Iowa 50266.  Mr. Gulling may be reached by telephone at 515-222-2300 or by email at dgulling@westbankstrong.com.

The Company has a process for stockholders to send communications to the Board or any of its individual members.  Any stockholder wishing to communicate with one or more Board members should address a written communication to Mr. Gulling at one of the addresses noted above.  Mr. Gulling will forward all appropriate stockholder communications to the full Board or its individual members as appropriate. Mr. Gulling will generally not forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Form 10-K

The Company has included a copy of its annual report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, with this proxy statement.  A request for an additional copy should be directed to Alice A. Jensen, Corporate Secretary, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. The Company's Form 10-K will also be available on the SEC's website at www.sec.gov, and through a link at the Investor Relations, SEC Filings section of the Company's website (www.westbankstrong.com).

Proxy Statement Table of Contents

Delivery of Documents to Stockholders Sharing an Address

In some instances, only one annual report or proxy statement is being delivered to two or more stockholders who share an address.  The Company will promptly deliver additional copies of its proxy statement, summary annual report, and the annual report on Form 10-K to any stockholder who makes such a request.  Any stockholder who wishes to receive separate copies of these documents in the future may notify Alice A. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa 50266, or by calling 515-222-2300.  Alternatively, any stockholders sharing an address, who are receiving multiple copies of these documents, may also notify Ms. Jensen to request delivery of only one copy.

By Order of the Board of Directors,

/s/ Alice A. Jensen

Alice A. Jensen
Secretary
West Bancorporation, Inc.
March 3, 2016

Proxy for Annual Meeting of Stockholders on April 28, 2016
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David R. Milligan and David D. Nelson, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of common stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date, February 19, 2016, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of said corporation to be held in the David L. Miller Conference Center at the headquarters of the Company, located at 1601 22nd Street, West Des Moines, Iowa, on Thursday, April 28, 2016, at 4:00 p.m. Central Time, and any and all adjournments thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
West Bancorporation, Inc.
April 28, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.snl.com/irweblinkx/docs.aspx?iid=1021570

Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet..

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors					FOR	AGAINST	ABSTAIN
		NOMINEES:		2. To approve on a nonbinding basis, the 2015 compensation of the named executive officers disclosed in the proxy statement.
☐	FOR ALL NOMINEES	¡	Frank W. Berlin		☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Joyce A. Chapman
☐	FOR ALL EXCEPT (See instructions below)	¡	Steven K. Gaer	3. To ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for 2016.
		¡	Michael J. Gerdin		☐	☐	☐
		¡	Kaye R. Lozier
		¡	Sean P. McMurray
In accordance with their discretion, upon all other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If this proxy is signed but no direction is given for a particular matter, this proxy will be voted (1) FOR THE ELECTION OF THE NOMINEES
LISTED IN PROPOSAL 1; (2) FOR THE APPROVAL OF THE
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
IN PROPOSAL 2; (3) FOR THE RATIFICATION OF THE
APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM IN PROPOSAL 3; AND IN
THE DISCRETION OF THE NAMED PROXIES UPON SUCH
OTHER MATTERS AS MAY PROPERLY COME BEFORE
THE MEETING.

		¡	David R. Milligan
		¡	George D. Milligan
		¡	David D. Nelson
		¡	James W. Noyce
		¡	Robert G. Pulver
		¡	Lou Ann Sandburg
		¡	Philip Jason Worth

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of stockholder _______________________________ Date ______________				Signature of stockholder __________________________ Date ____________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.